EXHIBIT 3.1.1

FORM OF AMENDED AND RESTATED

ARTICLES OF INCORPORATION

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

PLATINUM ENERGY SOLUTIONS, INC.

2. The articles are: (mark only one box)        ☐   Restated         ☒  Amended and Restated

Please entitle your attached articles “Restated” or “Amended and Restated,” accordingly.

3. Indicate what changes have been made by checking the appropriate box: *

☐	No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:

The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☐	The entity name has been amended.

☒	The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐	The purpose of the entity has been amended.

☐	The authorized shares have been amended.

☒	The directors, managers or general partners have been amended.

☐	IRS tax language has been added.

☒	Articles have been added.

☒	Articles have been deleted.

☐	Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

*	This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Restated Articles
Revised: 8-31-11

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

PLATINUM ENERGY SOLUTIONS, INC.

2. The articles have been amended as follows: (provide article numbers, if available)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE I - NAME

The name of the Corporation is Platinum Energy Solutions, Inc. (hereinafter, the “Corporation”).

*See attached Continuation of Amended and Restated Articles of Incorporation as incorporated herein.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: ___________________

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*	If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 8-31-11

CONTINUATION OF

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PLATINUM ENERGY SOLUTIONS, INC.

UNDER SECTIONS 78.385, 78390 AND 78.403 OF

THE NEVADA REVISED STATUTES

ARTICLE II

REGISTERED AGENT AND ADDRESS

The name of the Corporation’s resident agent in the State of Nevada and the agent’s street address where process may be served upon the Corporation are as follows: The Corporation Trust Company of Nevada, 311 South Division Street, Carson City, Nevada 89703.

ARTICLE III

PURPOSE AND POWER

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada Revised Statutes (the “NRS”). The Corporation shall have all the powers of a corporation organized under the NRS.

ARTICLE IV

TERM

The Corporation is to have perpetual existence.

ARTICLE V

CAPITAL STOCK

Section 1. Number and Designation. The total number of shares of all classes that the Corporation shall have authority to issue shall be 500,000,000, of which 499,980,000 shall be shares of common stock, par value $0.001 per share (“Common Stock”), and 20,000 shall be shares of preferred stock, par value $0.001 per share (“Preferred Stock”). The shares may be issued by the Corporation from time to time as approved by the Board of Directors of the Corporation (the “Board”) without the approval of the stockholders except as otherwise provided in this Article V or the rules of a national securities exchange if applicable. The consideration for subscriptions to, or the purchase of, the capital stock to be issued by the Corporation shall be paid in such form and in such manner as the Board shall determine. The Board may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the Corporation, or any combination thereof. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration shall be conclusive. The capital stock so issued shall be deemed to be fully paid and non-assessable stock upon receipt by the Corporation of such consideration. In the case of a stock dividend, the part of the surplus of the Corporation that is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

A description of the different classes and series (if any) of the Corporation’s capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

Section 2. Designated Common Stock. Shares of Common Stock not at the time designated as shares of a particular series, pursuant to this Article V or any other provision of these Amended and Restated Articles of Incorporation (these “Articles of Incorporation”), may be issued from time to time in one or more designated series. The Board may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges of any such series before the issuance of any shares of that series. The Board shall determine the number of shares constituting each series of Common Stock and each series shall have a distinguishing designation.

Section 3. Undesignated Common Stock. Shares of Common Stock not at the time designated as shares of a particular series, pursuant to this Article V or any other provision of these Articles of Incorporation, may be issued from time to time without any distinctive designation. Such undesignated Common Stock is referred to herein as “Common Stock”. Except as provided in these Articles of Incorporation or the designation of any series or class of capital stock, the holders of the Common Stock shall exclusively possess all voting power. Subject to the provisions of these Articles of Incorporation, each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class or series of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the Common Stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the Common Stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

Each share of Common Stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of Common Stock of the Corporation.

Section 4. Preferred Stock. Shares of Preferred Stock may be issued in one or more series. The number of shares included in any series of Preferred Stock and the full or limited voting rights, if any, the cumulative or non-cumulative dividend rights, if any, the conversion, redemption or sinking fund rights, if any and the priorities, preferences and relative, participating, optional and other special rights, if any, in respect of the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, and the qualification, limitations or restrictions on the Preferred Stock, any series of Preferred Stock or any rights pertaining thereto, shall be those set forth in the resolution or resolutions providing for the issuance of the Preferred Stock or such series of Preferred Stock adopted at any time and from time to time by the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no vacancies on the Board at the time of the vote (the “Whole Board”) on such resolution or resolutions and filed with the Secretary of State of the State of Nevada. The Board is hereby expressly vested with authority, to the full extent now or hereafter provided by the NRS, to adopt any such resolution or resolutions.

Section 5. Series A Preferred Stock. There shall be a series of Preferred Stock designated as “Series A Preferred Stock,” and the number of shares constituting such series shall be 20,000. Such series is referred to herein as the “Series A Preferred Stock.” The following rights, preferences, privileges and restrictions are hereby granted to and imposed upon the Series A Preferred Stock:

1. Dividends. No dividend shall be declared or paid on the Series A Preferred Stock.

2. Liquidation Preference on Dissolution, Sale of the Corporation or Reorganization.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily (a “Dissolution”) or a Sale of the Corporation, each holder of Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation’s debts and other liabilities, to be paid in full, before any distribution is made on any Common Stock, an amount in cash (unless such requirement to be paid in cash is waived by holders of at least 70% of the then outstanding Series A Preferred Stock, in which case each holder of Series A Preferred Stock shall receive the same form of consideration or be given the option as to the form and amount of consideration) equal to the Liquidation Preference. “Liquidation Preference” means two (2) times the Series A Preferred Stock Initial Amount (defined below); provided however, that (i) the Liquidation Preference will be permanently reduced to one and one-half (1.5) times the Series A Preferred Stock Initial Amount if the LTM EBITDA reaches $70 million, and (ii) the Liquidation Preference will be permanently reduced to one (1) times the Series A Preferred Stock Initial Amount if (A) cumulative EBITDA of the Corporation for any consecutive 24 months period reaches $140 million, (B) the Corporation is sold in less 24 months with LTM EBITDA of greater than $70 million, or (C) at any time the Corporation is sold for greater than $125 million in total consideration (net of assumed or repaid indebtedness). The Corporation shall, not later than 20 days prior to the earlier of the record date for the taking of a vote of stockholders with respect to any Dissolution or Sale of the Corporation or the date set for the consummation of a Dissolution or Sale of the Corporation, provide to the holders of the Series A Preferred Stock such information concerning the terms of the Dissolution or Sale of the Corporation and the value of the assets of the Corporation as may be reasonably requested by the holders of shares of Series A Preferred Stock. If, upon a Dissolution or Sale of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding Series A Preferred Stock shall be insufficient to permit the payment of the Liquidation Preference, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation’s debts and other liabilities shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series A Preferred Stock. Upon a Dissolution or Sale of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of the Series A Preferred Stock or any other class or series of capital stock ranking on liquidating senior to the Common Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the Common Stock, pro rata based on the number of shares held by each such holder.

(b) Any reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be an involuntary liquidation, dissolution or winding up of the Corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the holders of Series A Preferred Stock are not adversely affected by such Reorganization.

3. Mandatory Redemption on Qualified IPO. Subject to being permitted to make a redemption under the Indenture, in connection with the Corporation’s initial public offering of its equity securities in a nationally recognized exchange with total proceeds available to the public of $50 million or more and an implied pre-money equity market capitalization of at least $125 million (a “Qualified IPO”), the Corporation shall redeem all of the shares of Series A Preferred Stock for the Series A Preferred Stock Initial Amount. The Corporation shall be obligated to repurchase from the holders all of the shares of Series A Preferred Stock on the closing of the Qualified IPO. For each share of Series A Preferred Stock which is to be redeemed, the Corporation shall be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such share) the amount of the Series A Preferred Stock Initial Amount in cash.

4. Optional Redemption. Subject to being permitted to make a redemption under the Indenture, the Corporation may, by written notice to the holders of Series A Preferred Stock (a “Series A Redemption Notice”), redeem all of the Series A Preferred Stock at a price per share equal to the applicable Liquidation Preference. For each share of Series A Preferred Stock which is to be redeemed, the Corporation shall be obligated to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such share) on the date set forth in the Series A Redemption Notice (which shall be within 60 days of the Series A Redemption Notice) the applicable Liquidation Preference in cash.

5. Voting Rights of Series A Preferred Stock. Except as otherwise required by law or as provided herein, the shares of the Series A Preferred Stock shall not have any voting rights.

6. Amendment to Series A Preferred Stock. Notwithstanding Section 5 of this Article V, any amendment to the Articles of Incorporation that adversely affects the preferences, privileges, restrictions or other rights of the Series A Preferred Stock shall require the consent of holders of a majority of the outstanding shares of Series A Preferred Stock.

7. Certain Definitions.

“Indenture” means the indenture dated as of March 3, 2011, as amended, by and among the Corporation, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee and as collateral agent, relating to the Corporation’s 14.25% Senior Secured Notes due 2015.

“LTM EBITDA” means, as of a specific date, the Corporation’s last twelve months of earnings before interest, taxes, depreciation and amortization, as determined by the Corporation’s outside auditors.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.

“Sale of the Corporation” shall mean a single transaction or a series of transactions pursuant to which an unaffiliated Person or Persons acquire (i) capital stock of the Corporation possessing the voting power to elect a majority of the Board or more than fifty percent (50%) of the voting power of the Corporation (whether by merger, consolidation or sale or transfer of the Corporation’s capital stock), provided, however, (a) that an initial public offering that results in an acquisition of voting power shall not be a Sale of the Corporation and (b) a merger shall not be a Sale of the Corporation as long as the stockholders of the Corporation own a majority of the common stock of the surviving entity immediately following the merger); or (ii) all or a substantial portion of the Corporation’s assets determined on a consolidated basis.

“Series A Preferred Stock Initial Amount” of any share of Series A Preferred Stock shall be $1,000, such price to be equitably adjusted in the event of any stock dividend, stock split, combination, recapitalization or other similar event with respect to the Series A Preferred Stock.

ARTICLE VI

DIRECTORS

Section 1. Board; Size. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors shall, at the time of filing of these Articles of Incorporation with the Secretary of State of the State of Nevada (the “Effective Time”), and subject to the provisions of Section 2 of this Article VI, be the number of directors then in office and shall thereafter, subject to any limitations which may be set forth in the By-Laws and subject to the right, if any, of holders of shares of Preferred Stock outstanding to elect additional directors expressly set forth in the resolution or resolutions providing for the issuance of such shares, be such number or such greater or lesser number as may be fixed from time to time and at any time by a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board.

Section 2. Classified Board. Subject to the rights of any holders of shares of any series of Preferred Stock that may be issued by the Corporation pursuant to a resolution or resolutions of the Board providing for such issuance, and subject to the provisions hereof, commencing on the Effective Time, the directors of the Corporation shall be divided into three classes with respect to term of office, each class to contain, as near as may be possible, one-third of the entire number of the Board, with the terms of office of one class expiring each successive year. The Class I directors initially shall be J. Clarke Legler, II and Colin Leonard and shall serve for a term expiring at the annual meeting of stockholders to be held in 2013; the Class II directors initially shall be Richard L. Crandall and Daniel T. Layton and shall serve for a term expiring at the annual meeting of stockholders to be held in 2014; and the Class III directors initially shall be L. Charles Moncla, Jr. and José E. Feliciano and shall serve for a term expiring at the annual meeting of stockholders to be held in 2015. At each annual meeting of stockholders, the successors to the class of directors (other than directors elected by holders of shares of one or more series of Preferred Stock) whose term expires at that time shall be elected by the stockholders to serve until the annual meeting of stockholders held three (3) years next following and until their successors shall be elected and qualified. In the event of any intervening changes in the authorized number of directors (other than directors elected by holders of shares of one or more series of Preferred Stock), only the Board shall designate the class or classes to which the increases or decreases in directorships shall be apportioned in order to achieve, as near as may be possible, equality of number of directors among the classes; provided, however, that no such apportionment or redesignation shall shorten the term of any incumbent director.

Section 3. Written Ballot. Except as otherwise provided in the By-Laws, the election of directors is not required to be conducted by written ballot.

Section 4. Vacancies. Except for the right, if any, of holders of shares of Preferred Stock then outstanding to fill such vacancies expressly set forth in the resolution or resolutions providing for the issuance of such shares and except as otherwise required by the NRS, any vacancies on the Board resulting from an increase in the authorized number of directors, from death, resignation, retirement, disqualification or removal of a director or from any other event can be filled by a majority vote of the directors then in office (even though they constitute less than a quorum), unless no directors are then in office in which (but only in which) event such vacancies can be filled by the stockholders. A director elected to fill such a vacancy shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which he or she has been elected expires. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 5. Actions. In connection with managing the business and affairs of the Corporation, including, but not limited to, determining whether and to what extent any action may be in the best interests of the Corporation or the stockholders, approving or disapproving any action or determining whether to make any recommendation and what recommendation to make to stockholders with respect to any matter, each director and the Board (and any committee of the Board) may consider: (i) the long-term and short-term interests of the employees, suppliers, creditors and customers of the Corporation and its subsidiaries; (ii) the long-term and short-term interests of the communities in which the Corporation and its subsidiaries conduct any business or other activities; and (iii) the long-term and short-term interests of the Corporation, its subsidiaries and the stockholders, including the possibility that such interests may best be served by the continued independence of the Corporation.

Section 6. Removal of Directors. Except for the right, if any, of holders of shares of Preferred Stock then outstanding to remove one or more directors expressly set forth in the resolution or resolutions providing for the issuance of such shares and except as otherwise required by the NRS, directors can be removed only for cause and only upon the affirmative vote of holders of at least 67% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors whenever, in the judgment of the stockholders, the best interests of the Corporation will be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed.

ARTICLE VII

VOTING

Except for the right, if any, of holders of shares of Preferred Stock then outstanding to cumulate votes expressly set forth in the resolution or resolutions providing for the issuance of such shares, cumulative voting is not permitted with respect to the election of directors.

Except as otherwise permitted with respect to meetings consisting solely of, and actions required or permitted to be taken at meetings consisting solely of, holders of shares of Preferred Stock then outstanding as expressly set forth in the resolution or resolutions providing for the issuance of such shares, (i) any action required or permitted to be taken by the stockholders must be taken at a duly called and convened meeting of stockholders and cannot be taken by consent in writing and (ii) special meetings of stockholders can be called only (a) by or at the direction of the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board, (b) by or at the direction of a committee of the Board that has been expressly authorized by the Board pursuant to a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board to call special meetings of stockholders, (c) by the Chairperson, Chief Executive Officer or President of the Corporation or (d) by or at the direction of a director affiliated with and nominated or recommended for nomination for election (under a written agreement with the Corporation that provides for a right to make such nomination or recommendation and which was in effect at the Effective Time) as a director by a person (but only such person) who (x) was a stockholder of the Corporation at the Effective Time or (y) became or becomes a stockholder after the Effective Time by reason of the transfer of shares of common stock of the Corporation by a person who (1) was a stockholder of the Corporation at the Effective Time, (2) had the right to make such a nomination or recommendation pursuant to such a written agreement and (3) assigned such right and such written agreement to such stockholder in accordance with its terms in connection with such transfer.

ARTICLE VIII

LIMITATIONS ON DIRECTORS’ LIABILITY

No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except: (a) for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of distributions in violation of Section 78.300 of the NRS. If the NRS are amended after the date of filing of these Articles of Incorporation to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

INDEMNIFICATION

Section 1. Indemnification.

(a) Each person who is or was made a party or is threatened to be made a party to, or is or was involved (including, without limitation, involvement as a witness) in, any action, suit or proceeding, whether civil (including, without limitation, arbitral), criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, manager, employee, agent or trustee of another corporation or of a partnership, joint venture, limited liability company, trust or other entity or enterprise (including, without limitation, a direct or indirect subsidiary of the Corporation and an employee benefit plan of the Corporation or any of its subsidiaries), whether the basis of such proceeding is alleged action or inaction in an official capacity as an officer or director or in any other capacity while so serving, shall be indemnified by the Corporation for and held harmless by the Corporation from and against, to the fullest extent authorized by the NRS, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader or greater rights to indemnification than the NRS prior to such amendment permitted the Corporation to provide), all expenses, liabilities and losses actually and reasonably incurred or suffered by such person in connection therewith; provided, however, that except as provided herein with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.

(b) Such right to indemnification shall include the right of such a director, officer, partner, member, manager, employee, agent or trustee to be paid the expenses incurred in preparing for, participating (including, without limitation, participation as a witness) in, defending and settling or otherwise resolving a proceeding (collectively called the “defense of a proceeding”) in advance of its final disposition to the fullest extent authorized by the NRS, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader or greater rights to indemnification than the NRS prior to such amendment permitted the Corporation to provide); provided, however, that, if the NRS requires, the payment of such expenses incurred by a director or officer of the Corporation in his capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer of the Corporation, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by a court of competent jurisdiction that such director or officer is not entitled to be indemnified by the Corporation. Such an undertaking shall not and shall not be deemed to require repayment if such director or officer is entitled to be indemnified by the Corporation for any reason or on any basis. No collateral shall be required to secure performance by such person of his obligations under such an undertaking. An undertaking delivered to the Corporation shall be sufficient regardless of the prospective ability of the person delivering such undertaking to perform his obligations thereunder.

(c) Such right to indemnification may be granted by the Corporation, if at all, to any other employee or agent of the Corporation or its subsidiaries only as authorized in the specific case upon a determination that indemnification of the employee or agent is proper under the circumstances. Such determinations shall be made with respect to a person who is an employee or agent of the Corporation or its subsidiaries at the time of such determination (a) by the Board by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (b) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, (c) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion, or (d) by the shareholders of the Corporation. To obtain indemnification under this Article IX, such person shall submit to the Corporation a written request, including therewith such documents as are reasonably available to such person and are reasonably necessary to determine whether and to what extent such person is entitled to indemnification.

(d) To the extent that a present or former director, officer employee or agent of the Corporation has been successful, on the merits or otherwise (including, without limitation, the dismissal of an action without prejudice), in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against all expenses actually and reasonably incurred by such person or on such person’s behalf in connection therewith.

(e) If a claim under this Article IX is not paid in full by the Corporation within thirty (30) days after a written demand therefor has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid all expenses of prosecuting such suit. It shall be a defense to any such suit (other than a suit brought to enforce a claim for expenses incurred in the defense of a proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the NRS for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, independent legal counsel to the Corporation or the stockholders) to have made a determination prior to the commencement of such suit that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the NRS nor an actual determination by the Corporation (including the Board, independent legal counsel to the Corporation or the stockholders) that the claimant has not met such applicable standard of conduct shall be a defense to such suit or create a presumption in such suit that the claimant has not met the applicable standard of conduct.

(f) Pursuant to Section 78.7502 of the NRS, the termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the NRS or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

(g) Pursuant to Section 78.7502 of the NRS, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 2. Indemnification Not Exclusive.

The indemnification of any person under this Article IX, or the right of any person to indemnification under this Article IX, shall not limit or restrict in any way the power of the Corporation to indemnify or pay expenses for such person in any other manner permitted by law or be deemed exclusive of, or invalidate, any other right which such person may have or acquire under any law, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 3. Successors.

The right of any person to indemnification under this Article IX shall (i) survive and continue as to a person who has ceased to be such an officer, director, partner, member, manager, employee, agent or trustee, (ii) inure to the benefit of the heirs, distributees, beneficiaries, executors, administrators and other legal representatives of such person, (iii) not be impaired, eliminated or otherwise adversely affected after such cessation due to any action or inaction by the Corporation, the Board or the stockholders (including, without limitation, amendment of these Articles (including, without limitation, a modification or repeal of this Article IX) or the By-Laws or a merger, consolidation, recapitalization, reorganization or sale of assets of the Corporation or any of its subsidiaries), with respect to any claim, proceeding or suit which arose or transaction, matter, event or condition which occurred or existed before such cessation, (iv) be a contract right, enforceable as such, and (v) be binding upon all successors of the Corporation.

For purposes of this Article IX, a “successor” of the Corporation includes (i) any person who acquires a majority of the assets or businesses of the Corporation and its subsidiaries (on a consolidated basis) in a single transaction or a series of related transactions, (ii) any person with whom the Corporation merges or consolidates (unless the Corporation is the survivor of such merger or consolidation) and (iii) any person who is the ultimate parent of any person with whom the Corporation merges or consolidates where the Corporation is the survivor of such merger or consolidation (unless the person with whom the Corporation merges or consolidates was, prior to such merger or consolidation, more creditworthy and had a larger market capitalization than the Corporation prior to such merger or consolidation). For purposes of the preceding sentence, “merger,” “consolidation” and like terms shall include binding share exchanges and similar transactions.

The Board shall, as a condition precedent to any transaction described in the preceding paragraph, require the successor to irrevocably and unconditionally assume the obligations contemplated by this Article IX.

Section 4. Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was such an officer, director, partner, member, manager, employee, agent or trustee against any liability asserted against such person as such an officer, director, partner, member, manager, employee, agent or trustee or arising out of such person’s status as such an officer, director, partner, member, manager, employee, agent or trustee, whether or not the Corporation would have the power to indemnify such person against such liability and expenses under the provisions of this Article IX or applicable law.

The Corporation shall not, without prior approval of the Board (and, as to each director and executive officer of the Corporation who ceased to be a director or executive officer within three (3) years prior to the effective date thereof, the prior approval of each such director and executive officer), reduce or eliminate in any material respect, or fail to renew, any such insurance then in effect. A reduction in insurance includes, without limitation, an increase in deductibles or co-payments, a reduction in the aggregate amount of insurance or an addition of exclusions from coverage or other reduction in scope of coverage.

Section 5. Definition of Certain Terms.

(a) For purposes of this Article IX: references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; any service as a director, officer, fiduciary, employee or agent of the Corporation or any of its subsidiaries which imposes duties on, or involves services by, such director, officer, fiduciary, employee or agent with respect to an employee benefit plan, its trusts, its participants or its beneficiaries (including, without limitation, service as a member of any committee that manages, administers or performs similar functions with respect to any employee benefit plan, trust, participant or beneficiary) shall be deemed to be service covered by Section 1(a) of this Article IX; references to “indemnification” and like terms shall include holding harmless and payment of expenses as provided herein; and references to “proceedings” shall include all related appeals of any kind.

(b) For the purposes of this Article IX and the NRS, a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, its trusts, its participants or its beneficiaries shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation.” For the purposes of this Article IX: references to “expenses” shall include all attorneys’ fees, retainers, court costs, transcript costs, expert fees, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and other disbursements or expenses of the types customarily incurred in connection with the defense of a proceeding or prosecution of a suit, all costs relating to any appeal bond and all federal, state, local or foreign taxes, charges, duties and similar imposts and assessments incurred or assessed as a result of the actual or deemed receipt of any expenses under this Article IX; and references to “liabilities and losses” shall include judgments, fines, amounts paid or to be paid in settlement, and assessments, and all federal, state, local or foreign taxes, charges, duties and similar imposts and assessments incurred or assessed as a result of the actual or deemed receipt of any liabilities or losses under this Article IX.

ARTICLE X

STATUTORY ELECTIONS

The Corporation hereby elects not to be governed by, and to otherwise opt out of, the provisions of (a) NRS 78.378 to 78.3793, inclusive, relating to acquisition of a controlling interest in the Corporation, and (b) NRS 78.411 to 78.444, inclusive, relating to combinations with interested stockholders.

ARTICLE XI

BY-LAWS

The Amended and Restated By-Laws of the Corporation approved concurrently with approval of these Articles of Incorporation shall, at the Effective Time, be the By-Laws. After the Effective Time, all or any part of the By-Laws may be amended, altered, rescinded or repealed and new By-Laws may be adopted at any time and from time to time pursuant to (but only pursuant to) a resolution or resolutions adopted by the affirmative vote of a majority of the Whole Board, but subject to the power of the holders of shares of capital stock of the Corporation then outstanding to adopt, amend or repeal the By-Laws as provided in the next paragraph and to the limitations set forth in the By-Laws immediately after the Effective Time.

Subject to the next sentence, all or any part of the By-Laws may be amended or repealed and new By-Laws may be adopted by the stockholders upon (but only upon) the affirmative vote of holders of at least 67% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed repeal, alteration, amendment or rescission is included in the notice of such meeting).

ARTICLE XII

AMENDMENT OF ARTICLES

Subject to the next sentence, notwithstanding any other provision contained in these Articles of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, Articles VI, VII, VIII, IX and XI of these Articles of Incorporation and this Article XII shall not be altered, amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least 67% of the voting power of all shares of capital stock of the Corporation then outstanding entitled to vote generally for the election of directors. Subject to the immediately preceding sentence of this Article XII, the Corporation reserves the right to amend, alter, change or repeal any provision contained herein in the manner now or hereafter prescribed by law.

ARTICLE XIII

FORUM FOR ADJUDICATION OF DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, the District Court in the State of Nevada shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim pursuant to any provision of the NRS or these Articles of Incorporation or the Corporation’s By-Laws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

IN WITNESS WHEREOF, the undersigned corporation has caused these Amended and Restated Articles of Incorporation to be signed by its duly authorized officer this      day of                 , 2012.

PLATINUM ENERGY SOLUTIONS, INC.

By:
J. Clarke Legler, II
Chief Financial Officer

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